Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”) is dated November 30, 2018 and entered into by and between Walé Adepoju (“Employee”) and Global Eagle Entertainment Limited (the “Company”). Together, Employee and the Company shall be referred to, individually, as a “party,” and, collectively, as the “parties.” Employee shall execute and deliver this Agreement no earlier than the Termination Date (as defined below) and no later than the twenty-first (21st) day after Employee’s receipt of this Agreement.

RECITALS

A. Employee has served as an employee of the Company or one of its affiliates.

B. On November 30, 2018 (the “Termination Date”), Employee’s employment by the Company will end and Employee will receive all wages, salary, commissions and other benefits owed to Employee by the Company through that date, other than the Termination Benefits (as defined below) expressly set forth herein, which shall be received on the dates outlined below.

C. The Company and the Employee are entering into this agreement to record and implement the terms on which they have agreed to settle any claims which the Employee has or may have in connection with the Employee’s employment or its termination against the Company or any associated company (including without limitation the Company’s parent company, Global Eagle Entertainment Inc. (“Parent”)), its affiliated companies and its and their officers and employees, whether or not those claims are, or could be, in the contemplation of the parties at the time of signing this agreement.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the adequacy and receipt of which are hereby expressly acknowledged, each of the parties hereto, intending to be legally bound, agrees as follows:

1. No Admission of Liability; Waiver of Notice Period. This Agreement, and performance of the acts required by it, do not constitute an admission of liability, culpability, negligence, or wrongdoing on the part of anyone, and will not be construed for any purpose as an admission of liability, culpability, negligence, or wrongdoing by the Company or any of the Company Released Parties (as defined below). In addition, Employee expressly waives any right Employee may have to (i) statutory minimum notice period of dismissal and/or redundancy pay pursuant to applicable law and (ii) any required notice period pursuant to Section 10 of Employee’s Employment Agreement with the Company, dated as of July 20, 2018 (“Employment Agreement”). The Company will make a payment in lieu of salary for the required notice period in accordance with Section 10 of the Employment Agreement in the sum of GBP 77,567, which shall be subject to any statutory deductions including income tax and national insurance contributions.

2. Accrued Amounts. Regardless of whether Employee enters into this Agreement, the Company shall pay Employee within 10 days after the Termination Date (or otherwise in accordance with applicable law): (i) Employee’s base salary accrued and due to Employee for the last paycheck through the Termination Date, less applicable tax withholding, (ii) an amount for accrued and unused vacation or paid time-off through the Termination Date, in accordance with the Company’s applicable policies, less applicable tax withholding, (iii) an amount for reimbursement of reimbursable business expenses incurred by Employee through the Termination Date, in accordance with the Company’s applicable expense reimbursement policies, and (iv) an amount for any earned but unpaid sales commissions through the Termination Date which shall be determined by the Company and shall be less applicable tax and national insurance withholdings.

3. Termination Benefits. In consideration for Employee’s promises, covenants and full compliance with the obligations within this Agreement, beginning after the Effective Date of this Agreement (as described below), Employee shall be entitled to the following compensation and benefits and no other (collectively, “Termination Benefits”):

a. A payment equal to GBP 232,703 as provided by Parent’s Change in Control and Severance Plan for Senior Management (the “Executive Severance Plan”), which amount will be paid in one lump sum, less applicable statutory deductions including any tax and national insurance contribution withholdings, on the first payroll date following the Effective Date; provided that, if the time period to execute and/or revoke this Agreement spans two (2) calendar years, then, notwithstanding anything contained herein to the contrary, such payment shall not be made until the later of (x) the first (1st) business day in the second (2nd) calendar year or (y) the expiration of the seven (7) day revocation period for this Agreement.

b. A prorated portion of Employee’s annual cash bonus (if any) for the current fiscal year shall be calculated and determined according to Section 5.1(d) of the Executive Severance Plan, subject to any applicable statutory deductions including any tax and national insurance contributions.

c. A payment equal to GBP 1,188.32 in lieu of the benefits pursuant to Section 5.1(f) of the Executive Severance Plan.

d. Following the Effective Date of this Agreement, Employee shall be provided with twelve (12) months of outplacement services by Lee Hecht Harrison or another third party selected by the Company.

4. Treatment of Equity.

a. All vested stock options of Parent that Employee holds as of the Termination Date shall remain outstanding and eligible for exercise as provided in the underlying written equity award agreement(s) between Parent and Employee.

b. Employee agrees that all unvested Parent equity held by Employee (restricted stock units, stock appreciation rights, options and otherwise) shall vest in accordance with Section 5.1(h) or Section 5.2(e) of the Executive Severance Plan, as applicable; provided, that for purposes of Section 5.1(h) and Section 5.2(e) of the Executive Severance Plan, as applicable, (x) the Date of Termination (as defined in the Executive Severance Plan) shall be the later of the Effective Date, or the last day of the term of any future engagement with Employee including, without limitation, any term which the Company or its Parent engages with Employee separately for services on a consultancy basis (the “Consultancy Term”) and (y) the Change in Control Protection Period (as defined in the Executive Severance Plan) shall terminate 120 days following the last day of the Consultancy Term. A schedule of Employee’s outstanding Parent equity awards as of the Termination Date is attached hereto as Schedule I. For the avoidance of doubt, any unvested equity that does not so vest in accordance with the Executive Severance Plan shall be immediately forfeited for no consideration effective upon the day immediately prior to the commencement of the Consultancy Term, or if there is no Consultancy Term, then upon the Termination Date.

5. Tax Indemnity. Employee shall be liable for all and any further income tax, employee’s national insurance contributions, interest and/or penalties thereon arising in respect of the payments made and benefits provided under this Agreement, other than (x) the tax and national insurance deducted under Sections 1, 2, 3 and 4 of this Agreement at the time such payments are made by the Company and (y) any penalties levied by any tax authority in respect of this Agreement, which are attributable to the Company’s unreasonable delay or default. In the event of an inquiry by HM Revenue & Customs, the U.S. Internal Revenue Service or other tax authority relating to the payments provided under this Agreement, the Company shall reasonably cooperate with Employee in responding to such inquiry, including by providing access to applicable documents.

6. Sole and Exclusive Benefits. Employee agrees and acknowledges that upon satisfaction of the payments to be made by the Company under this Agreement, the Company shall have fully satisfied all obligations to Employee in respect of Employee’s employment and termination of such employment, and that such payments and benefits are in full, final and complete settlement of all claims set forth in Section 7 below that Employee may have, as of the date hereof, against the Company, the Parent and each of its current, former, and future parent corporations, subsidiaries, affiliates, predecessor entities, employee benefit plans, and related past, present and future entities or corporations, and their past and present officers, directors, shareholders, employees, creditors, insurers, fiduciaries, agents, partners, attorneys, representatives, promoters, heirs, predecessors, successors, and assigns (each a “Company Released Party”).

7. Release of Claims. In consideration for the Termination Benefits, Employee, for Employee and Employee’s heirs, successors and assigns, does hereby waive, release, acquit and forever discharge each Company Released Party, from any and all claims, actions, charges, complaints, grievances and causes of action including, without limitation, those listed within this Section 7 (hereinafter collectively referred to as “Employee Claims”), of whatever nature, whether known or unknown, which exist or may exist on Employee’s behalf against each Company Released Party as of the date of this Agreement, including but not limited to any and all Employee Claims arising out of or relating to the offer of employment to Employee, Employee’s employment with the Company or the termination of that employment. Employee understands and agrees that Employee is waiving any and all rights Employee may have had, now has, or in the future may have, to pursue any and all remedies available to Employee under any employment-related cause of action, including without limitation, any and all claims whether contractual, statutory or otherwise and whether under United States, United Kingdom and/or European Union law which the Employee has or may have against the Company, the Parent or any of its affiliates or subsidiaries or their respective officers, directors, shareholders or employees arising out of or in connection with the Employee’s employment or its termination whether brought in the United Kingdom, United States of America or anywhere else in the world as well as any claims:

a. under Employee’s Employment Agreement, tort claims, contract claims, fiduciary duty claims, wage claims, bonus claims, commission claims, unfair and wrongful dismissal/termination claims, public policy claims, retaliation claims, statutory claims, California Labor Code claims, personal injury claims, emotional distress claims, invasion of privacy claims, defamation claims, fraud claims, quantum meruit claims, and any and all claims arising under any federal, state or other governmental statute, law, regulation or ordinance covering employment, conditions of employment (including wage and hour laws); and/or

b. discrimination in employment, including but not limited to, all as amended, the United States Constitution, the Constitution of the State of California, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 (the “ADEA”), the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Older Workers Benefit Protection Act, the Family and Medical Leave Act, all relevant state and local employment, whistleblower, human rights, labor and wage laws, including but not limited to the California Family Rights Act and the California Fair Employment and Housing Act, including those based on race, color, religious creed, national origin, ancestry, physical or mental disability, medical condition, family care leave, marital status, sex, sexual orientation, age and any harassment or retaliation;

c. under the Equality Act 2010 that any act or omission of a Company Released Party was unlawful direct discrimination or harassment because of or in relation to age, disability (including because of or something arising in consequence of the Employee’s disability or discrimination by failure to comply with a duty to make reasonable adjustments), gender reassignment, marriage or civil partnership, race, religion or belief, pregnancy or maternity, sex, and/or sexual orientation, or victimisation under section 27 of the Equality Act 2010 or because of a relevant pay disclosure;

d. by virtue of any act or omission of any Company Released Party that, at any time, the Employee suffered a detriment on a ground set out in section 47B Employment Rights Act 1996 (“ERA”) (protected disclosure);

e. under the Working Time Regulations 1998 (“WTR”) that, at any time, a Company Released Party refused to permit the Employee to exercise a right to daily rest, weekly rest, rest breaks, annual leave or compensatory rest or refused to pay the Employee in respect of any period of annual leave or in lieu of untaken annual leave;

f. by virtue of any act or omission of a Company Released Party that, at any time, the Employee suffered a detriment on a ground set out in section 45A ERA (working time) including a detriment related to the limit on weekly working time set out in regulation 4 WTR;

g. under the Transfer of Undertakings (Protection of Employment) Regulations 1981 or the Transfer of Undertakings (Protection of Employment) Regulations 2006 (“TUPE”);

h. by virtue of any act or omission of a Company Released Party that, at any time, the Employee suffered a detriment on a ground set out in section 47C ERA (parental, paternity, maternity and adoption leave or time off for dependents);

i. by virtue of any act or omission of a Company Released Party that, at any time, the Employee suffered a detriment on a ground set out in section 47E ERA (flexible working) or that the Company Released Party committed a breach in connection with the exercise of such rights pursuant to section 80G ERA;

j. under section 3 of the Protection from Harassment Act 1997 that the Employee has been subject to a course of conduct amounting to harassment;

k. that a Company Released Party failed to comply with its obligations under the Data Protection Act 1998, Data Protection Act 2018, or the General Data Protection Regulation.

Notwithstanding the foregoing, Employee is not hereby releasing the Company from any of the following claims (collectively, the “Excluded Claims”): (a) any rights or claims for indemnification Employee may have pursuant to any written indemnification agreement with the Company to which Employee is a party, the charter or bylaws of the Company, or under applicable law; (b) any claim in relation to applicable directors and officers liability insurance coverage, subject to, and in accordance with, the terms and conditions of the applicable policy; (c) any rights which cannot be waived as a matter of law (including any right to file a charge or complaint with or to participate in any investigation or proceeding conducted by the U.S. Equal Employment Opportunity Commission or a comparable state or local agency, the Securities and Exchange Commission, the Financial Industry Regulatory Authority or any other self-regulatory organization or governmental entity to the extent required by law); (d) any claims arising from the breach of this Agreement; or (e) any claims in respect of accrued pension rights. Employee hereby represents and warrants that, other than the Excluded Claims, Employee is not aware of any claims Employee has or might have against any Company Released Party.

The Company and Employee agree and acknowledge that the conditions regulating settlement agreements and settlement contracts contained within section 147 of the Equality Act 2010, Section 203(3)of the ERA, the WTR, TUPE, and in any other act or statutory instrument referred to in this Section 7 are intended to be and have been satisfied.

8. Indemnity of Claims. Employee shall indemnify any Company Released Party in full and keep the Company fully indemnified for and against all and any claims, demands, judgments, orders, liabilities, damages, expenses, or costs including without limitation all reasonable legal and professional fees and disbursements (together with any applicable value added taxes) incurred by any Company Released Party arising out of or in connection with any breach by Employee of the warranties set out within this Agreement.

9. Waiver of Unknown Claims. Employee acknowledges that Employee may hereafter discover claims or facts in addition to or different from those that Employee now knows or believes to exist with respect to the subject matter of the releases contained in this Agreement and which, if known or suspected at the time of executing this Agreement, might have materially affected Employee’s release or decision to enter into this Agreement. Nevertheless, Employee waives any right, claim, or cause of action that might arise as a result of such different or additional claims or facts. In particular, and without limiting the foregoing, the parties acknowledge that they have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release which if known by him or her must have materially affected his or her settlement with the debtor.”

The parties hereby expressly waive and relinquish all rights and benefits under that provision of California law and any law of any jurisdiction of similar effect with respect to their release of any claims hereunder. Employee agrees that the release of claims set forth in this Agreement shall be and remain in effect in all respects a complete general release as to the matters released.

The Employee agrees that, except for the payments and benefits provided within this Agreement, the Employee shall not be eligible for any further payment or provision of any remuneration (including, without limitation, under the Executive Severance Plan or otherwise), bonus or other emolument, incentive, shares or benefit from the Company, the Parent, or any of its or their affiliates or subsidiaries relating to the Employee’s employment or its termination.

10. Acknowledgement of Waiver of Claims under ADEA and Warranties. Employee acknowledges that Employee is waiving and releasing any rights Employee may have under the ADEA and all other statutory instruments referred to within Section 7 of this Agreement that this Agreement is knowing and voluntary. Employee acknowledges that the consideration given for this Agreement and the general release set forth herein is in addition to anything of value to which Employee was already entitled. Employee further represents and warrants as a strict condition of this Agreement that as at the date of signing this Agreement the Employee:

a. Employee has received independent legal advice from a relevant independent adviser and has consulted with that adviser prior to executing this Agreement as to the terms and effect of this Agreement and in particular its effect on the Employee’s ability to pursue statutory rights before a court or employment tribunal in the United Kingdom. The name of the relevant independent adviser who has so advised the Employee is Alistair French of Brahams Dutt Badrick French LLP of 24 Monument Street, London EC3R 8AJ (“Employee’s Adviser”) and the Employee’s Adviser has signed the endorsement annexed to this Agreement as Exhibit A;

b. Employee has been advised by the Employee’s Adviser that at the date of this Agreement there is in force, and at the time the Employee received the advice referred to above there was in force, a contract of insurance, or an indemnity provided for members of a profession or professional body, covering the risk of a claim by the Employee in respect of loss arising in consequence of that advice;

c. Employee has not issued proceedings before an employment tribunal and/or a court in respect of any claim in connection with the Employee’s employment or its termination or the Employment Agreement or its termination and the Employee undertakes that no proceedings have been or will be issued in connection with the same and if such proceedings are issued the Employee accepts and agrees that all monies paid to Employee under this agreement will be repayable to the Company as a debt upon demand;

d. As at the date of this Agreement, the Employee is not aware nor ought reasonably to be aware of any facts or matters which might give rise to a claim by the Employee for personal injury against any Company Released Party;

e. As at the date of this Agreement, (i) the Employee has not commenced employment and has not done or failed to do anything amounting to a repudiatory breach of the express or implied terms of the Employment Agreement with the Company which if the matter had come to the Company’s attention before the Termination Date would have entitled the Company to terminate the Employee’s employment summarily or if it had been done or omitted after the date of this Agreement would have constituted a breach of any of its terms, and (ii) there are no matters of which the Employee is aware relating to any act or omission by the Employee or by any other director, officer, employee or agent of the Company, the Parent or any affiliates or subsidiaries which if disclosed to the Company would or might affect the Company’s decision to enter into this agreement and which has not been disclosed to the board of the Company or Parent.

f. Execution and Revocation. Employee has twenty-one (21) days within which to consider this Agreement and seven (7) days following Employee’s execution of this Agreement to revoke it as set forth in Section 22 below. This Agreement shall not be effective until the revocation period has expired. Nothing in this Agreement precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

11. Return of Company Property. As a condition of receiving the benefits set forth in this Agreement, Employee will return to the Company upon or before execution of this Agreement any property of the Company in Employee’s possession, custody or control, including, but not limited to, files, identification cards, computers, data storage devices, passwords and office keys. Notwithstanding the foregoing, Employee may retain any Company-issued laptop computer, tablet and mobile phone; provided, that, on or prior to the Termination Date Employee, shall provide any such devices to the Company’s information technology department for removal of Company data, applications and files.

12. Restrictive Covenants. Employee acknowledges and agrees to abide the terms and conditions of the Employee Statement & Agreements Regarding Confidentiality, Proprietary Information, Invention Assignment, Non-Competition and Non-Solicitation signed by the Employee on July 20, 2018 (the “Restrictive Covenant Agreement”) set forth in Attachment A to the Employment Agreement; provided, that the twelve (12) month period referenced in Section 2 of the Restrictive Covenant Agreement shall commence upon expiration of the Consultancy Term. Notwithstanding anything to the contrary in the Executive Severance Plan, in consideration of Employee agreeing to the provisions of this Section 12, Section 7 of the Executive Severance Plan shall not apply with respect to Employee; provided, that upon completion of the twelve (12) month restricted period pursuant to the Restrictive Covenant Agreement, Employee shall certify to the Company in writing that he has complied with the conditions set forth in the Restricted Covenant Agreement.

13. Cooperation in Litigation. Employee shall (i) provide reasonable assistance and cooperation to the Company in activities related to the prosecution or defense of any pending or future lawsuits, arbitrations, and other proceedings or claims involving the Company (“Company Litigation”); (ii) make Employee available to the Company on reasonable notice and without the need for issuance of any subpoena or similar process to testify in any Company Litigation; and (iii) if required by legal process to provide sworn testimony in any Company Litigation, consult with and permit Company-designated legal counsel to be present for such testimony, the costs of such designated counsel to be solely the responsibility of the Company. If sworn testimony of the Employee is required by legal process in any Company Litigation, Employee shall confine Employee’s testimony to items about which Employee has knowledge, rather than speculation or opinion testimony, unless otherwise directed by legal process. The Company shall reimburse Employee for reasonable travel expenses incurred in connection with such cooperation. In addition, as a former officer of the Company, Employee shall be covered by the applicable directors and officers liability insurance policy maintained by the Company, subject to, and in accordance with, the terms and conditions of such policy.

14. Non-Disparagement. Employee undertakes that Employee will not, whether directly or indirectly, make, publish or otherwise communicate any disparaging or derogatory statements, whether in writing or otherwise, concerning the Company, the Parent or any of its subsidiaries or affiliates, or any of its or their officers, directors, shareholders or employees. Employee agrees to keep the terms on which Employee’s employment terminated, the existence and terms of this Agreement and the substance of any allegations discussions or negotiations leading to the conclusion of this Agreement strictly confidential and agrees not to disclose, communicate or otherwise make public the same to anyone, save where such disclosure is:

a. required by law or relevant authority (including without limitation any relevant tax authority);

b. information which Employee is entitled to disclose under sections 43A to 43L of the Employment Rights Act 1996 (whistleblowing) provided that the disclosure is made in accordance with the provisions of that Act; or

c. (where necessary and appropriate) to Employee’s immediate family or legal professional advisers (provided that they agree to keep the information confidential), Employee’s insurer for the purposes of processing a claim for loss of employment, or Employee’s outplacement or recruitment consultant to the extent necessary to discuss Employee’s employment history, or any relevant law enforcement body.

Parent will direct the members of its Board of Directors and of its Executive Leadership Team not to publicly disparage Employee or make any public comments or communications which tend to cast Employee in a negative light.

If Employee breaches this Section 14 Employee accepts and agrees that all monies paid to Employee under this Agreement will be repayable to the Company as a debt and upon demand and that any monies due to Employee under this Agreement shall cease to be payable.

15. Voluntary Execution. Employee hereby acknowledges that Employee has read and understands this Agreement and that Employee signs this Agreement voluntarily and without coercion. Employee further acknowledges that Employee has obtained independent legal advice regarding the matters contained in this Agreement. Employee further acknowledges that the waivers Employee has made in this Agreement are knowing, conscious and voluntary and are made with full appreciation that Employee is forever foreclosed from pursuing any of the rights waived. Upon receipt of an invoice addressed to the Company, the Company shall pay Employee’s reasonable attorneys’ fees incurred in connection with the negotiation and execution of this Agreement, subject to a maximum amount equal to GBP 5,000.

16. Severability. If any provision of the general release given by Employee under this Agreement is found to be unenforceable or illegal, it will not affect the enforceability of the remaining provisions and the courts may enforce all remaining provisions to the extent permitted by law.

17. Successors and Assigns. This Agreement shall be binding upon the parties’ respective representatives, heirs, executors, administrators, successors and assigns, and inures to the benefit of each of the Company’s current, former, and future corporate parents, subsidiaries, related entities, affiliates, employee benefit plans, and related entities or corporations and their past and present officers, directors, shareholders, creditors, fiduciaries, agents, employees, partners, attorneys, representatives, promoters, heirs, predecessors, successors, and assigns. The Contracts (Rights of Third Parties) Act 1999 (“Act”) shall only apply to this Agreement in relation to the Parent and any affiliates and subsidiaries where any term is expressed for such person’s benefit and no other third party shall have any rights under it. This Section 17 does not affect any right or remedy of any person which exists or is available otherwise than pursuant to that Act. The terms of this agreement may be varied amended or modified or the agreement may be suspended cancelled or terminated by agreement in writing between the parties or this agreement may be rescinded in each case without the consent of any third party.

18. Integration. This Agreement (including the Recitals hereto) together with the documents referred to herein, constitutes a single, integrated, written contract setting forth the entire agreement between the parties, and supersedes any and all prior agreements or understandings, whether written or oral, between the parties regarding its subject matter (including any severance and termination benefits provided for in any employment or offer letters or other arrangements with the Company and in any policies promulgated by the Company (formally or informally), as well as in any incentive compensation agreements with or programs sponsored by the Company (formally or informally)). This Agreement can be amended or modified only by a written agreement, signed by all of the parties hereto.

19. Governing Law. This Agreement will be governed by and construed in accordance with the laws of England and Wales. Each party irrevocably agrees to submit to the exclusive jurisdiction of the courts of England and Wales over any claim or matter arising under or in connection with this Agreement.

20. Waiver of Jury Trial. Each party hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.

21. Resignation from Director and Officer Positions. Employee hereby agrees to resign from all positions as an officer, director or manager (or any equivalent of the foregoing) of the Company and the Parent, and any of its subsidiaries and affiliates in writing on the Termination Date, which shall be deemed to have been delivered to the Company and the relevant subsidiaries and affiliates as at the date of this Agreement. Employee further agrees to cooperate with the Company in effecting the foregoing, if the Company so requests. Having resigned as an officer and from such other offices and positions which Employee holds with the Parent and any subsidiaries and affiliates with effect from the date of this Agreement, Employee agrees that he will not hold himself out as having continued authority in respect of or in connection with the Company, the Parent or any relevant subsidiaries and/or affiliates of the Company.

22. Effective Date. Employee acknowledges that Employee has been given twenty-one (21) days to consider this Agreement. If Employee elects to execute and deliver this Agreement before the expiration of the twenty-one (21) day period, Employee has done so knowingly and voluntarily. In addition, Employee understands that Employee has up to seven (7) days after executing and delivering this Agreement to rescind this agreement by notifying both Kimberley Nakamaru (Kimberly.Nakamaru@globaleagle.com) and Zant Chapelo at the Company (zant.chapelo@globaleagle.com) of this fact in writing within the seven (7) day revocation period. The “Effective Date” of this Agreement will be the date immediately following the expiration of the seven (7) day revocation period if no revocation has been received.

(Signature page follows.)

IN WITNESS WHEREOF, the parties hereto have executed this Separation Agreement and General Release on the date(s) indicated below.

EMPLOYEE

WALÉ ADEPOJU

Signature:	/s/ WALÉ ADEPOJU	Date: December 1, 2018

COMPANY

GLOBAL EAGLE ENTERTAINMENT LIMITED

By:	/s/ Kim Nakamaru
Name:	Kim Nakamaru
Title:	VP, Interim General Counsel

SCHEDULE I

Outstanding Parent Equity Awards

Set forth below is a schedule of Employee’s outstanding Parent equity awards, including the total number of shares subject to each such award and the vested and unvested portions thereof, in each case, as of the Termination Date. For the avoidance of doubt, the below does not reflect the portion, if any, of each award that would vest in accordance with Section 4(b) of the Agreement.

Award Type	Grant Date	Equity Plan	Shares Subject to Award	Exercise Price	Total Vested	Total Unvested
$4 Phantom Option	06/25/2018	2017	87,961	$2.65	0	87,961
$8 Phantom Option	06/25/2018	2017	175,921	$2.65	0	175,921
Nonqualified Option	06/05/2014	2013	100,000	$10.57	100,000	0
Nonqualified Option	03/16/2015	2013	42,134	$13.15	38,623	3,511
Nonqualified Option	03/10/2016	2013	63,012	$9.25	42,008	21,004
Nonqualified Option	10/11/2016	2013	90,340	$9.21	47,052	43,288
$4 PSU	06/25/2018	2017	66,667	$0.00	0	66,667
TSR PSU	09/18/2017	2017	66,738	$0.00	0	66,738
TSR PSU	10/11/2016	2013	18,132	$0.00	0	18,132
RSU	03/16/2015	2013	15,209	$0.00	11,407	3,802
RSU	03/10/2016	2013	22,054	$0.00	11,028	11,026
RSU	12/21/2017	2017	200,236	$0.00	50,059	150,177
RSU	06/25/2018	2017	133,333	$0.00	0	133,333

Monument Place 24 Monument Street London EC3R 8AJ www.bdbf.co.uk +44 (0) 20 3828 0350

I, Alistair French, of Brahams Dutt Badrick French LLP confirm that I have given independent legal advice to Walé Adepoju of The Fold, Appleton, Oxfordshire 0X13 5JZ as to the terms and effect of the above agreement and in particular its effect on the Employee’s ability to pursue the Employee’s rights before an employment tribunal.

I confirm that I am a “relevant independent adviser” (as such term is defined in section 203 of the Employment Rights Act 1996) and that there is and was at the time I gave the advice referred to above in force a contract of insurance, or an indemnity provided for members of a profession or professional body, covering the risk of a claim by Walé Adepoju in respect of any loss arising in consequence of that advice.

SIGNED

/s/ Alistair French
Alistair French

Brahams Dutt Badrick French LLP is a limited liability partnership registered in England (Registration Number OC376140). We are authorised and regulated by the Solicitors Regulation Authority. Our registered office is at Monument Place, 24 Monument Street, London EC3R 8AJ. A list of members is available for inspection at our registered office. We use the word “Partner” to refer to a member of Brahams Dutt Badrick French LLP or an employee or consultant who is a lawyer of equivalent standing.